UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  February 9, 2012

CHINA SHEN ZHOU MINING & RESOURCES, INC .

(Exact name of registrant as specified in its charter)

Nevada	001-33929	87-0430816
(State of Incorporation)	(Commission File No.)	(IRS Employer ID Number)

No. 166 Fushi Road Zeyang Tower, Shijingshan District, Beijing, China 100043

(Address of principal executive offices)

86-010-8890-6927

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On January 14, 2011, China Shen Zhou Mining & Resources, Inc. (the “Company”) filed a Current Report on Form 8-K (the “Initial Report”) to report the closing of an acquisition of Xinyi Fluorite Company Ltd. The Company is filing this Amendment No. 1 to the Initial Report (the “Amendment”) in order to add disclosure under Item 3.02. The Initial Report otherwise remains unchanged and is incorporated herein in its entirety by reference.

Item 3.02  Unregistered Sales of Equity Securities.

Pursuant to the Agreement disclosed in the Initial Report, the consideration to be paid was partially comprised of unregistered common stock in an amount of RMB 50 million. At the time of the filing of the Initial Report the amount of securities to be issued based upon the then current share price would not have required disclosure under Item 3.02. The Company subsequently issued 1,074,576 shares of common stock on June 29, 2011 (the “First Issuance”). After negotiations with the Sellers (as defined in the Initial Report) and as required by the Agreement in circumstances where the stock price has changed, the Company on February 7, 2012 issued an additional 1,139,128 shares of common stock (the “Second Issuance”) to the Sellers. The issuances occurred in different reporting periods and both the First Issuance and the Second Issuance individually comprised less than 5% of the outstanding shares of common stock of the Company at the time that each issuance occurred.

Thus, in connection with the Agreement the Company has issued 2,213,704 shares of common stock of the Company, par value $0.001 (the “Securities”). The Securities were issued to two (2) non-U.S. persons (as that term as defined in Regulation S of the Securities Act of 1933), in equal amounts in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

China Shen Zhou Mining & Resources, Inc.

Date: February 9, 2012	By:	/s/ Xiaojing Yu
Xiaojing Yu,
Chief Executive Officer